Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-34450 and 333-109753 on Form S-3 and Registration Statement Nos. 333-78069, 333-78071, 333-78073, 333-31224, 333-54486, 333-54488, 333-54490, 333-90498, 333-90500, 333-90502, 333-116385, 333-116387, 333-116389, 333-127221, 333-161211, 333-195750, 333-211026, and 333-229483 on Form S-8 of MKS Instruments, Inc. of our report dated June 8, 2018, relating to the financial statements of Electro Scientific Industries, Inc. appearing in Item 8 of the Annual Report on Form 10-K of Electro Scientific Industries, Inc. for the year ended March 31, 2018, incorporated by reference in the Current Report on Amended Form 8-K of MKS Instruments, Inc. filed on April 15, 2019.

/s/ Deloitte & Touche LLP

Portland, Oregon

April 15, 2019